TECHNOLOGY LICENSE AGREEMENT

BETWEEN

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

AND

PRODERM, LP

Dated as of July 8, 2008

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10.6	Amendments	9
10.7	Governing Law	10
10.8	Severability	10
10.9	Trading Limitations	10
10.10	Counterparts	10
10.11	Entire Agreement	10

ii

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the “Agreement”) is made as of July 8, 2008, by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (“CVBT”) and ProDerm, LP, a Nevada limited partnership (“PDLP”).

RECITALS

A. CVBT and PDLP are parties to the Development Agreement (all capitalized terms shall have the respective meanings set forth in Section 1 hereof).

B. CVBT is the owner of the Wound Healing IP and certain intellectual property rights relating thereto.

C. Pursuant to the Development Agreement, PDLP has engaged CVBT to employ the Wound Healing IP in conducting the Development.

E. In the Development process, CVBT may develop additional inventions, processes, data, know-how, or enhancements of, or relating to, the Wound Healing IP (the “Program IP”).

F. CVBT desires to acquire, and PDLP is willing to grant to CVBT, an exclusive worldwide license or sublicense to exploit the Program IP as it deems appropriate.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce CVBT to enter into the Agreements, CVBT and PDLP hereby agree as follows:

1. Definitions.

1.1 Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings, to the extent such terms are used herein, set forth in Schedule 1.1 attached hereto, which is incorporated by this reference as though fully set forth herein.

1.2 Singular and Plural. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

2. Grant of Licenses.

2.1 Grant of Nonexclusive Licenses to PDLP; Right to Sublicense.

2.1.1 CVBT Grant. Subject to the terms and conditions of this Agreement, CVBT hereby grants to PDLP a nonexclusive perpetual, worldwide right and license, terminable only as set forth herein, to employ CVBT’s Wound Healing IP for purposes of the Development. PDLP understands and acknowledges that CVBT may grant similar licenses to other research and development partnerships for purposes of additional development of the Wound Healing IP or the Program IP.

2.2 Third Party Licenses to CVBT or Any of Its Affiliates. With respect to the rights of third parties that may be obtained by CVBT after the date hereof, and which are necessary or useful to the Development under the Development Agreement, CVBT shall use commercially reasonable efforts to secure such rights and the right to sublicense such rights to PDLP and shall sublicense such rights to PDLP whenever possible; provided that PDLP shall not be obligated to accept any grant of rights or assume any obligations hereunder without its prior written consent. If PDLP desires to obtain any such rights licensed to CVBT or any of its Affiliates pursuant to an agreement with any Person other than PDLP (a “Third Party Agreement”), the existence of which CVBT shall promptly inform PDLP, PDLP and CVBT agree to negotiate in good faith regarding the allocation between CVBT or any of its Affiliates and PDLP of the royalty, license fee, milestone fee or other payments payable to the third party and the assumption of any obligations applicable to such license, if any. PDLP shall bear the cost of obtaining any such rights and shall assume such obligations only in proportion to its and its sublicensees’ (other than CVBT’s and/or any of its Affiliates) use of such rights. Any sublicense granted to PDLP hereunder shall be limited to the rights that CVBT and/or any of its Affiliates has a right to grant under any such Third Party Agreement and to any obligations under any such Third Party Agreement, and to any obligations assumed by CVBT and/or any of its Affiliates in consideration of the grant or assignment of such rights to CVBT which are to be sublicensed to PDLP. No party shall take any action, or fail to take any action within its control, that would constitute or give rise to a breach or other violation by CVBT or any of its Affiliates of any such Third Party Agreement. The parties agree that no future licensing fees are required to be paid by PDLP during the term of this Agreement as consideration for the licenses and sublicenses granted to PDLP hereunder, except as set forth in this Section 2.2.

2.3 PDLP Sublicenses and Licenses to CVBT.

2.3.1 Development License. PDLP hereby grants CVBT an exclusive, even as to PDLP and all other Persons, royalty-free license to employ and engage in any and all uses of the Wound Healing IP to conduct Development, subject to the terms and conditions of and to the extent necessary to perform its obligations under the Development Agreement. The rights granted under this Section 2.3.1 may be further sublicensed by CVBT only to its Affiliates or as permitted under of the Development Agreement (and, in such a case, solely to the extent necessary to perform any subcontracting services thereunder) or to other research and development partnerships for purposes of additional development of the Wound Healing IP or the Program IP.

2.3.2 Commercialization License. PDLP hereby grants CVBT an exclusive, even as to PDLP and all other Persons, worldwide license to use the Program IP to further develop the Wound Healing IP or make, have made, use or sell products based on the Wound Healing IP and/or Program IP subject to the terms and conditions of and to the extent necessary to perform its obligations under the Development Agreement. The rights granted under this Section 2.3.2 may be further sublicensed by CVBT only to its Affiliates or, to the extent necessary to perform any subcontracting services under the Development Agreement, or to other research and development partnerships for purposes of additional development of the Wound Healing IP or the Program IP. Payments due to PDLP hereunder are as specified in Section 5 of the Development Agreement.

2.3.3 Other Licenses. The foregoing licenses are granted in addition to, and not in substitution for, any other license granted to CVBT.

3. Representations, Warranties and Covenants.

3.1 Representations, Warranties and Covenants of CVBT. CVBT represents, warrants and covenants to PDLP as follows:

3.1.1 Organization of CVBT. CVBT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority adequate for executing and delivering and performing its obligations under this Agreement.

3.1.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of CVBT and this Agreement shall constitute a legal, valid and binding obligation of CVBT, enforceable against CVBT in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.1.3 Other Agreements. CVBT shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provision of, or materially derogate or restrict any of the rights and licenses granted or assigned to PDLP under, this Agreement; provided however, CVBT may enter into other contracts with other research and development partnerships for the purpose of further development of the Wound Healing IP or the Program IP. CVBT agrees to abide and be bound by the terms of any license agreement to which it is a party, any of the rights to which have been or will be sublicensed or assigned to PDLP.

3.1.4 Intellectual Property Rights. CVBT believes that it has sufficient legal and/or beneficial title and ownership to grant the licenses to the CVBT Wound Healing IP and the other intellectual property rights provided in Section 2 above. CVBT is not aware of any allegations that it has violated, or that PDLP by practicing the Wound Healing IP as contemplated in the Agreements would violate, any intellectual property rights of any third party. To the best of its knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Wound Healing IP. CVBT is not aware of, nor has it received any communications challenging the ownership, validity or effectiveness of the Wound Healing IP.

3.1.5 Validity. CVBT is not aware of any action, suit or inquiry or investigation instituted by any federal, state, local or foreign governmental agency or instrumentality which questions or threatens the validity of the Agreements.

3.2 Representations, Warranties and Covenants of PDLP. PDLP represents, warrants and covenants to CVBT as follows:

3.2.1 Organization. PDLP is a limited partnership duly organized, validly existing and in good standing under the laws of State of Nevada with full partnership power and authority adequate for executing and delivering and performing its obligations under this Agreement.

3.2.2 Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action on the part of PDLP, and this Agreement shall constitute a legal, valid and binding obligation of PDLP, enforceable against PDLP in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.2.3 Other Agreements. PDLP shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any material provisions of, or materially derogate or restrict any of the rights or licenses granted to CVBT under this Agreement.

3.2.4 Sublicenses. PDLP agrees to abide and be bound by the terms of the sublicenses granted to it in accordance with the terms of this Agreement by CVBT under any Third Party Agreement or agreement with a third party.

3.2.5 Non-Solicitation. PDLP shall not, during the term of this Agreement, without the prior written consent of CVBT, solicit the employment of any person, in any capacity, who, at any time during the term of this Agreement, shall have been an officer, director, employee or agent of CVBT or any of its Affiliates.

3.2.6 Validity. PDLP is aware of no action, suit or inquiry or investigation instituted by any federal, state, local or foreign governmental agency or instrumentality which questions or threatens the validity of the Agreements.

4. Patents.

4.1 Derived from the Development. During the term of this Agreement, CVBT shall direct and cause appropriate patent applications to be prepared, filed and prosecuted in all relevant territories, in a timely fashion, with respect to any inventions included in the Program IP arising out of inventions made by CVBT employees or consultants that CVBT deems appropriate. CVBT shall cause any patents issuing thereon to be maintained and enforced. The expenses of preparing, prosecuting and maintaining such patents shall be borne by CVBT. CVBT shall have the right, in its sole discretion, to enforce any patents issued in conjunction with the Program IP.

4.2 Rights After Termination of Agreements. After the expiration or termination of this Agreement and the Development Agreement, CVBT shall have the exclusive right, at its sole expense, to prepare and prosecute, in its name, patent applications, and to maintain patents issued with respect to the Program IP or the Wound Healing IP. CVBT shall have the right, in its sole discretion, to enforce any patents issued with regard to the Program IP and/or Wound Healing IP.

5. Confidential Information. Any party receiving Confidential Information shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized or contemplated by this Agreement, use all commercially reasonable efforts to prevent the disclosure of any Confidential Information to any other Person, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized or contemplated herein; provided, however, that such restriction shall not apply to any Confidential Information that is (a) independently developed by the receiving party outside the scope of this Agreement or the Development Agreement (provided, however, that such restriction shall apply to any technology licensed by CVBT to PDLP under this Agreement), (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving party, (c) received without an obligation of confidentiality from a third party having the right to disclose such information, (d) released from the restrictions of this Section 4 by the express written consent of the disclosing party, (e) disclosed to any permitted assignee, permitted sublicensee or permitted subcontractor of CVBT or PDLP under the Agreements (if such assignee, sublicensee or subcontractor is subject to the provisions of this Section 4 or substantially similar provisions) or (f) required by law, statute, rule or court order to be disclosed provided the receiving party promptly provides sufficient notice to the disclosing party so that the disclosing party may seek a protective order or other confidential treatment (the disclosing party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). The obligations set forth in this Section 4 shall survive for a period of ten years from the expiration or termination (other than by exercise) of the Purchase Option. Without limiting the generality of the foregoing, CVBT and PDLP each shall use commercially reasonable efforts to obtain, if not already in place, confidentiality agreements from their respective employees and agents, similar in scope to this Section 4, to protect the Confidential Information.

6. Permitted Disclosures. Notwithstanding the provisions of Section 4 hereof, CVBT and PDLP (and their permitted sublicensees) may, to the extent necessary, disclose and use Confidential Information, consistent with the rights of CVBT and PDLP otherwise granted hereunder (a) for the purpose of securing institutional or government approval to clinically test or market any wound healing drug developed with the use of the Program IP or (b) for the purpose of securing patent protection for an invention within the scope of the Program IP.

7. Disclaimer of Warranty; Consequential Damages.

7.1 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a representation made or warranty given by any party hereto that the practice by a party hereto of any license granted hereunder, or that the use of any Wound Healing IP or Program IP licensed hereunder, will not infringe the patent or proprietary rights of any other Person. PDLP understands that the Development shall involve technologies that have not been approved by any regulatory authority and that CVBT does not guaranty the safety or usefulness of any wound healing product developed with the Wound Healing IP or the Program IP. In addition, CVBT and PDLP acknowledge that the Wound Healing IP or Program IP is licensed to PDLP and sublicensed to CVBT hereunder as is, and CVBT and PDLP expressly disclaim and hereby waive, release and renounce any warranty, express or implied, with respect to such Wound Healing IP or Program IP, including, without limitation, any warranty of merchantability, fitness for a particular purpose or noninfringement. Except as expressly set forth in this Agreement, CVBT and PDLP disclaim all warranties of any nature, express or implied.

7.2 Consequential Damages. None of the parties to this agreement shall be entitled to recover from another party hereto any special, incidental, consequential or punitive damages.

8. Indemnification.

8.1 Indemnification by CVBT. CVBT shall indemnify the PDLP Indemnitees, pay on demand and protect, defend, save and hold harmless each PDLP Indemnitee from and against any and all Claims incurred by or asserted against any PDLP Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result of (a) any use of the Program IP by CVBT or any Affiliate, agent or sublicensee of CVBT (other than PDLP in contravention of the terms of this Agreement), (b) any of the Development or any other services to be performed by CVBT during the term of the Agreements pursuant to the Agreements, including, without limitation, any workers’ compensation claim by any CVBT employee or consultant or other Person or (c) subject to Section 7.2, any breach of the Agreements by CVBT, except, with respect to PDLP Indemnitees, in cases in which Claims of PDLP Indemnitees are based upon the gross negligence or willful misconduct of an PDLP Indemnitee. An PDLP Indemnitee shall promptly notify CVBT of any Claim with respect to which an PDLP Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit CVBT at CVBT’s cost to defend against such Claim and shall cooperate in the defense thereof.

8.2 Indemnification by PDLP. PDLP shall indemnify the CVBT Indemnitees, pay on demand and protect, defend, save and hold harmless each CVBT Indemnitee from and against any and all Claims incurred by or asserted against any CVBT Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent or other propriety rights, arising from or occurring as a result of (a) any use of the Wound Healing IP or Program IP by PDLP or any sublicensee of PDLP (other than the use of such by CVBT whether pursuant to the Agreements or otherwise) or (b) subject to Section 7.2, any breach of the Agreements by PDLP, except, with respect to CVBT Indemnitees, in cases in which Claims are based upon the gross negligence or willful misconduct of a CVBT Indemnitee. An Indemnitee hereunder shall promptly notify PDLP of any Claim with respect to which such Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit PDLP at PDLP’s cost to defend against such Claim and shall cooperate in the defense thereof.

8.3 Defense of Claims. None of CVBT or PDLP shall enter into, or permit, any settlement of any Claim for which indemnification is being sought by such party hereunder without the express written consent of each other party (or a CVBT or PDLP Indemnitee, as the case may be), which consent shall not be unreasonably withheld or delayed. Each party may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of another party (the “Indemnifying Party”) and will cooperate with the Indemnifying Party and its insurer in the disposition of any such matter; provided, however, that if the Indemnifying Party shall not defend such Claim, the other party shall have the right to defend such Claim itself and recover from the Indemnifying Party all reasonable attorneys’ fees and expenses incurred by it during the course of such defense.

9. Term and Termination.

9.1 Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect indefinitely, unless terminated earlier as provided in Sections 9.2, 9.3, 9.4 and 9.5 hereof.

9.2 Termination by Mutual Agreement. By mutual agreement, the parties hereto may at any time terminate this Agreement and the Development on mutually acceptable terms.

9.3 Termination of Development. At any time, and upon notice to PDLP, CVBT may elect to terminate the Development process due to insufficient progress, overwhelming competition or outright inability to make progress toward a commercially marketable wound healing drug.

9.4 Termination by CVBT or PDLP for Breach. Either CVBT or PDLP shall have the right to terminate this Agreement, effective as set forth in a written notice of the occurrence of a material breach of this Agreement. Such termination must be preceded by written notice delivered to the breaching party specifying the breach and offering a reasonable opportunity and no less than thirty (30) days for the breaching party to cure such breach.

9.5 Termination After Full Payment. This Agreement shall terminate upon payment in full by CVBT to PDLP of the maximum amount set forth in Section 5 of the Development Agreement.

9.6 Effect of Termination. If this Agreement is terminated pursuant to Sections 9.2 or 9.3, neither party shall have any liability to the other except as agreed upon pursuant to the termination and the ownership of the Wound Healing IP and the Program IP including, without limitation, any patents that may issue based on the Wound Healing IP or Program IP, will revert to CVBT without further action on the part of any of the parties. If the Agreement is terminated pursuant to Section 9.4, the parties shall have such remedies as may be available under applicable law. If this Agreement is terminated pursuant to Section 9.5, all right, title and interest in the Wound Healing IP and the Program IP shall revert to CVBT without further action on the part of any of the parties. However, to the extent that evidence of any such reversion is required to be placed in a writing, PDLP will, at CVBT’s request, execute and deliver to CVBT specific assignments of the Wound Healing IP or the Program IP and execute, acknowledge and deliver to CVBT such other documents and take such further actions as CVBT may consider necessary or appropriate to confirm or vest title in such intellectual property in CVBT.

9.7 Continuing Obligation to Make Payments. Notwithstanding anything contained herein to the contrary, upon termination of this Agreement, the obligation to pay any amounts payable by any party to another party which accrued prior to such termination shall survive.

10. Miscellaneous.

10.1 No Implied Waivers; Rights Cumulative. No failure on the part of CVBT or PDLP to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

10.2 Force Majeure. CVBT and PDLP shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such failure or delay is caused by a force, effect, cause or circumstance beyond the control of the nonperforming party.

10.3 Relationship of the Parties. Nothing contained in this Agreement is intended or is to be construed to constitute CVBT and PDLP as partners or joint venturers or one party as an employee of any other party. Except as expressly provided herein, no party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

10.4 Notices. All notices, requests and other communications to CVBT or PDLP hereunder shall be in writing (including telecopy or electronic mail (“e-mail”) transmissions), shall refer specifically to this Agreement and shall be personally delivered or sent by telecopy, facsimile or e-mail transmission or by registered mail or certified mail, return receipt requested and postage prepaid, or by reliable overnight courier service, in each case to the respective address specified below (or to such address as may be specified in writing to the other party hereto):

If to CVBT, addressed to:	CardioVascular BioTherapeutics, Inc. 1635 Village Center Circle Suite 250 Las Vegas, Nevada 89134 Attention: Mickael A. Flaa, CFO Fax No.: 702-304-2120 E-mail: mflaa@cvbt.com with a copy to the attention of General Counsel (using the same information above except if via email, then also to vroth@cvbt.com)

If to PDLP, addressed to: ProDerm, LP	1000 Rancho Circle Las Vegas, NV 89107 Attention: Christopher Moore, MD Fax No.: 702-878-0103 E-mail: ahnsgoc@aol.com with a copy to the attention of VP and Representative of General Partners (using the same information above except if via email, then also to fsslv@yahoo.com)

Each party shall provide each other party with copies of any notices sent hereunder, with such copies sent at the same time as the original notice. Any notice or communication given in conformity with this Section 10.4 shall be deemed to be effective when received by the addressee, if delivered by hand, telecopy or e-mail transmission, three days after mailing, if mailed, and one business day after delivery either to a reliable overnight courier service or via any electronic means permissible under this Agreement provided the sender has confirmation of successful transmission.

10.5 Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, CVBT, PDLP and their respective successors and assigns; provided, however, that CVBT and PDLP may not assign or otherwise transfer any of their respective rights and interests, nor delegate any of their respective obligations, hereunder, including, without limitation, pursuant to a merger or consolidation, without the prior written consent of the other party hereto; provided further, however, that CVBT may fully assign its respective rights and interests, and delegate its respective obligations, hereunder, effective upon written notice thereof (a) to an Affiliate if such Affiliate assumes all of the obligations of CVBT hereunder and this Agreement remains binding upon CVBT; or (b) to any Person that acquires all or substantially all of the assets of CVBT or which is the surviving Person in a merger or consolidation with CVBT if such Person assumes all the obligations of CVBT hereunder. Notwithstanding the foregoing, PDLP shall not have the right to assign its rights to the Wound Healing IP granted herein without the written consent of CVBT. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 10.5 shall be null and void. Subject to the foregoing any reference to CVBT or PDLP hereunder shall be deemed to include the successors thereto and assigns thereof.

10.6 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent by CVBT or PDLP to any departure therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by CVBT and PDLP, and each amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed to be a wavier, termination or discharge for any subsequent, individual or repeated similar or different instance or purpose. No provision of this Agreement shall be varied, contradicted or explained by any other agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by CVBT and PDLP.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applied to contracts made and performed entirely within the State of Delaware. Except as otherwise provided herein, any claim or controversy arising out of or related to this contract or any breach hereof shall be submitted to a court of competent jurisdiction in the State of Nevada, and the parties hereby consent to the jurisdiction and venue of such court.

10.8 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, CVBT and PDLP hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

10.9 Trading Limitations. In addition to being Confidential Information, the results of the Development will be deemed material nonpublic information until disclosed to the public by CVBT in a report to the Securities and Exchange Commission (the “SEC”), or, if applicable and/or permissible and/or appropriate, in a press release or published on CVBT’s web site in an event where a filing with the SEC is not required or is discretionary. If PDLP is in possession of, or otherwise has knowledge of, the results of the Development before such public disclosure by CVBT, PDLP acknowledges and agreed that it may not trade in CVBT securities. Further, PDLP agrees to obtain a similar acknowledgment agreement from its partners.

10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.11 Entire Agreement. This Agreement, together with any agreements referenced herein, constitute, on and as of the date hereof, the entire agreement of CVBT and PDLP with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between CVBT and PDLP with respect to such subject matter are hereby superseded in their entirety.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By:	/s/ Daniel C. Montano
Daniel C. Montano Its President and Chief Executive Officer

ProDerm, LP

By:	VD-1 , LLC
Its General Partner

By:	/s/John Laub
Its Manager

SCHEDULE 1.1

DEFINITIONS

“Affiliate” of a person shall mean a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. “Control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, “control” shall mean, among other things, the direct or indirect ownership of more than 50% of its outstanding voting stock.

“Agreements” shall mean the Technology Agreement and the Development Agreement.

“Claim” shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees).

“Confidential Information” shall mean the Wound Healing IP and all Program IP developed by CVBT (and its Affiliates) and disclosed to PDLP or by PDLP to CVBT pursuant to the Agreements.

“CVBT Indemnitee” shall mean CVBT, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

“Development” shall mean the further development of the Program IP for the purpose of advancing the FDA Process toward development of a wound healing drug approved for commercialization by the FDA.

“Development Agreement” shall mean the Development Agreement dated as of July 8, 2008, between CVBT and PDLP, as amended, modified or supplemented from time to time.

“FDA” shall mean the United States Food and Drug Administration or any successor agency or authority, the approval of which is required to market biologic products in the United States.

“FDA Process” shall mean the clinical trials and other activities necessary to obtain FDA approval for commercialization.

“Force Majeure” shall mean any act of God, any accident explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

1.1-1

“Person” shall mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

“Program IP” shall mean the Wound Healing IP and any enhancements, substitutions, or improvements to the Wound Healing IP, as well as any new data or know-how associated therewith, that is discovered, developed or otherwise acquired by CVBT pursuant to the Development Agreement.

“PDLP Indemnitee” shall mean PDLP, its successors and assigns, and the directors, officers, employees, agents and counsel thereof.

“Technology Agreement” shall mean this Technology License Agreement dated as of July 8, 2008, between CVBT and PDLP, as amended, modified or supplemented from time to time.

“Wound Healing IP” shall be the intellectual property described in Schedule 2.1 to the Development Agreement which schedule is incorporated herein by this reference.

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